Exhibit 99.1

BCP Capital L.P.

Proxim Corporation  (PROX)

August 3, 2004

Exhibit 99.1
Continuation Sheet

1.	Name:	BCP Capital L.P.
	Address:	One Maritime Plaza, Suite 2525
San Francisco, California 94111

Issuer & Ticker Symbol:	Proxim Corporation (PROX)
Date of Event Requiring Statement:	July 30, 2004

Note (1):

This statement is filed by BCP Capital L.P. (formerly known as Broadview Capital Partners L.P. (“BCPC”), BCP General LLC (formerly known as Broadview Capital Partners Management LLC), a Delaware limited liability company (“BCPG”), BCP Capital QPF, L.P. (formerly known as Broadview Capital Partners Qualified Purchaser Fund L.P.), a Delaware limited partnership (“BCPQPF”), BCP Affiliates Fund LLC (formerly known as Broadview Capital Partners Affiliates Fund LLC), a Delaware limited liability company (“BCPAF”), BCP Capital Management LLC (formerly known as Broadview Capital LLC), a Delaware limited liability company (“BCPCM”), BCI Holdings LP, a Delaware limited partnership (“BCI Holdings”), Broadview Holdings LLP, a Virginia limited liability partnership (“Broadview Holdings”), Steven D. Brooks, Stephen J. Bachmann and Paul F. Deninger (collectively with Messrs. Brooks and Bachmann, the “Partners”). BCPC, BCPQPF and BCPAF are collectively referred to as “BCP” and BCP, BCPG, BCPCM, BCI Holdings and Broadview Holdings are collectively referred to as the “Broadview Entities.”  The Broadview Entities and the Partners are collectively referred to herein as the “Reporting Persons.”

By making this filing, the Reporting Persons acknowledge that they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with the securities of Proxim Corporation (the “Company”). Each Reporting Person disclaims the existence of a “group” and disclaims beneficial ownership of any securities (except to the extent of such Reporting Person’s pecuniary interest in such securities) other than any securities reported herein as being directly owned by such Reporting Person.

Pursuant to that certain Securities Purchase Agreement, dated as of July 27, 2004, by and among Warburg Pincus Private Equity VIII, L.P. (“WP VIII”), BCPC and the other purchasers named therein and the Company (the “Purchase Agreement”), on July 30, 2004, BCP surrendered for cancellation the Subordinated Secured Promissory Notes in an aggregate principal amount of $4,000,000 (the “Subordinated Notes”) that were purchased from the Company on October 21, 2003 and the Senior Secured Promissory Note in an aggregate principal amount of $1,333,333 (the “Senior Secured Note”) that it had purchased from the Company on December 19, 2003, in exchange for 65,413 shares of the Series B Convertible Preferred Stock (the “Series B Preferred Stock”) of the Company. The Subordinated Notes and the Senior Note were each purchased pursuant to the terms of that certain Amended and Restated Securities Purchase Agreement (the “2003 Purchase Agreement”), dated as of October 21, 2003, by and among WP VIII, BCPC, the other purchasers named therein and the Company. Pursuant to the terms of the 2003 Purchase Agreement, all or any portion of the outstanding principal and accrued but unpaid interest outstanding on each of the Subordinated Note and the Senior Note could be exchanged for the number of shares of Series B Preferred Stock equal to the quotient obtained by dividing the aggregate outstanding principal balance plus any accrued but unpaid interest then outstanding on the Subordinated Note and the Senior Note, respectively, or the portion thereof to be exchanged, by $100.00. Pursuant to the 2003 Purchase Agreement, the total amount of funds required to purchase the Subordinated Note was $4,000,000 and the total amount of funds required to purchase the Senior Note was $1,333,333.

The Series B Preferred Stock is convertible by BCP, at any time and from time to time, into shares of Common Stock at an initial conversion price of $1.15, and at an initial conversion rate of approximately 86.96 shares of Common Stock for each share of Series B Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of Series B preferred Stock of Proxim Corporation, as filed with the Secretary of State of the State of Delaware on December 15, 2003 (the “Series B Certificate of Designations”). The liquidation preference of the Series B Preferred Stock accretes at an annual rate of 14%, compounded quarterly, as more fully described in the Series B Certificate of Designations. As of July 30, 2004, the Series B Preferred Stock would convert into 5,688,108 shares of the Company’s Common Stock.

In addition, pursuant to the Purchase Agreement, BCP purchased a Secured Promissory Note in the aggregate principal amount of $1,333,333, for a cash purchase price of $1,333,333, which Secured Promissory Note is not convertible into or exchangeable for any equity securities. No additional funds were required.

Note (2):

The maturity date of each of the Subordinated Note and the Senior Note was the earliest of (i) the date on which any event of default under the Subordinated Note or Senior Note, respectively, occurred, (ii) any date on which BCP demanded payment of the Subordinated Note or the Senior Note, respectively, pursuant to its terms and (iii) September 30, 2004. Each share of Series B Preferred Stock shall be redeemed by the Company on the seventh anniversary of its issuance date for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends.

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BCP Capital L.P.

By:	BCP General LLC

Its:	General Partner

By:	/s/ Steven D. Brooks
Steven D. Brooks

BCP Capital QPF, L.P.

By:	BCP General LLC

Its:	General Partner

By:	/s/ Steven D. Brooks
/s/ Steven D. Brooks

BCP Affiliates Fund LLC

By:	Broadview Capital LLC
Its:	Manager

By:	/s/ Steven D. Brooks
Steven D. Brooks

BCP General LLC

	By:	/s/ Steven D. Brooks
Steven D. Brooks

BCI Holdings, L.P.

	By:	Broadview Holdings LLP
	Its:	General Partner

	By:	/s/ Steven D. Brooks
Steven D. Brooks

Broadview Holdings LLP

	By:	/s/ Steven D. Brooks
Steven D. Brooks

/s/ Steven D. Brooks
Steven D. Brooks

/s/ Steven D. Brooks
Stephen J. Bachmann

By:	Steven D. Brooks

/s/ Steven D. Brooks
Paul F. Deninger

By:	Steven D. Brooks